FIFTH AMENDMENT TO CREDIT AGREEMENT

        THIS FIFTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is made and entered into as of September 30, 2005, by and among REMINGTON ARMS COMPANY, INC., a Delaware corporation (“Remington”); RA FACTORS, INC., a Delaware corporation (“Factors”; together with Remington, the “Borrowers” and individually a “Borrower”); WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association with an office at 191 Peachtree Street, Atlanta, Georgia 30303, in its capacity as administrative and collateral agent (together with its successors on such capacity, “Agent”) for various financial institutions (“Lenders”), and Lenders.

Recitals:

        Agent, Lenders and Borrowers are parties to a certain Credit Agreement dated January 24, 2003 (as at any time amended, the “Credit Agreement”) pursuant to which Lenders have made certain revolving credit loans to Borrowers.

        The parties desire to amend the Credit Agreement as hereinafter set forth.

        NOW, THEREFORE, for TEN DOLLARS ($10.00) in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby severally acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

    1.        Definitions. All capitalized terms used in this Amendment, unless otherwise defined herein, shall have the meaning ascribed to such terms in the Credit Agreement.

    2.        Amendments to Credit Agreement. The Credit Agreement is hereby amended as follows:

                        (a)        by deleting the definition of “Minimum Availability Condition” in Section 1.1 of the Credit Agreement its entirety and by substituting in lieu thereof the following:

Minimum Availability Condition — on any date of determination, Availability of not less than the amount applicable on such date as determined in accordance with the following table:

	If the date of determination occurs:	Then Availability shall be not less than:

A	During a single period of not more than 60 consecutive days during each Seasonal Testing Period	$10,000,000

B	Other than during the Seasonal Testing Period for any period of not more than five (5) consecutive Domestic Business Days no more frequently than once in each Fiscal Quarter	$15,000,000

C	At any date other than a date described in A or B, above	$30,000,000

provided, however, that, if the date of determination occurs on any date during the period commencing on March 31, 2006, and ending on September 30, 2006, the minimum amount tested for purposes of determining whether the Minimum Availability Condition has been satisfied for purposes of Sections 10.3.1 and 10.3.2 only (and, for the avoidance of doubt, not for purposes of Sections 10.2.7 and 10.2.13) shall be the amount of Suppressed Availability, rather than Availability.

                        (b)        by inserting the following new definition in Section 1.1 of the Credit Agreement in proper alphabetical sequence:

Suppressed Availability — on any date of determination, the amount, if any, by which the Formula Test Amount exceeds the sum of (a) the aggregate principal amount of Revolver Loans outstanding on such date plus (b) the aggregate LC Obligations outstanding on such date; provided, that, for purposes of this definition, the “Formula Test Amount” on any date of determination shall be the lesser of the Formula Amount on such date or $125,000,000 minus the Availability Reserve on such date.

                        (c)        by deleting Sections 10.3.3 and 10.3.4 of the Credit Agreement in their entireties and by substituting in lieu thereof the following:

    10.3.3.        Minimum Consolidated EBITDA. During the Availability Test Period, maintain a Consolidated EBITDA of not less than the amount set forth below as of the last day of each Fiscal Quarter for the 4 consecutive Fiscal Quarters ending on the date set forth opposite such amount:

4 Fiscal Quarters Ending	Minimum Amount
September 30, 2005	$31,000,000
December 31, 2005	$31,000,000
March 31, 2006	$30,954,000
June 30, 2006	$31,672,000
September 30, 2006	$34,260,000

    10.3.4.        Termination of Availability Test Period; Compliance with Financial Covenants Thereafter. The Availability Test Period shall terminate on the sooner to occur of (i) the date on which written notice is received by Agent from Borrowers, in which notice Borrowers state their election to terminate the Availability Test Period, or (ii) January 1, 2007 (the “Availability Test Period Termination Date”). After the occurrence of the Availability Test Period Termination Date, Borrowers’ compliance with the financial covenants set forth in Sections 10.3.1 and 10.3.2 shall be determined as follows:

(A)	for the Most Recent Covenant Test Period prior to the Availability Test Period Termination Date, Borrowers shall have maintained a Consolidated Fixed Charge Coverage Ratio of at least 1.1 to 1.0, and an Average Consolidated Net Funded Debt to EBITDA Ratio of no more than 6.0 to 1.0.; and

(B)	on and at all times after the Availability Test Period Termination Date, Borrowers shall maintain (I) a Consolidated Fixed Charge Coverage Ratio for the 4 consecutive Fiscal Quarters ending on the last day of each Fiscal Quarter of at least 1.1 to 1.0. and (II) an Average Consolidated Net Funded Debt to EBITDA Ratio of no more than 6.0 to 1.0.

    3.        Additional Covenant. To induce Agent and Lenders to enter into this Amendment, Remington requests that Agent select and engage an appraiser to conduct an Appraisal of the Net Orderly Liquidation Value of the Inventory of Remington prior to December 31, 2005, at the expense of Borrowers, and each Borrower covenants and agrees to cooperate with such appraiser and Agent in such Appraisal.

    4.        Ratification and Reaffirmation. Each Borrower hereby ratifies and reaffirms the Obligations, each of the Credit Documents and all of such Borrower’s covenants, duties, indebtedness and liabilities under the Credit Documents.

    5.        Acknowledgments and Stipulations. Each Borrower acknowledges and stipulates that the Credit Agreement and the other Credit Documents executed by such Borrower are legal, valid and binding obligations of such Borrower that are enforceable against such Borrower in accordance with the terms thereof, except as the enforceability thereof may be limited by laws relating to Insolvency Proceedings or other similar laws of general application affecting the enforcement of creditors’ rights generally or by general equitable principles; all of the Obligations are owing and payable without defense, offset or counterclaim (and to the extent there exists any such defense, offset or counterclaim on the date hereof, the same is hereby waived by each Borrower); the Liens granted by each Borrower in favor of Agent are first priority Liens, subject only to those Permitted Liens which are expressly permitted by the terms of the Credit Documents to have priority over the Liens of Agent; and, as of the close of business on September 30, 2005, the unpaid principal amount of the Revolver Loans totaled $37,500,000, and the face amount of outstanding Letters of Credit totaled $5,376,000.

    6.        Representations and Warranties. Each Borrower represents and warrants to Agent and Lenders, to induce Agent and Lenders to enter into this Amendment, that no Default or Event of Default exists on the date hereof; the execution, delivery and performance of this Amendment have been duly authorized by all requisite corporate action on the part of such Borrower and this Amendment has been duly executed and delivered by such Borrower; and all of the representations and warranties made by each Borrower in the Credit Agreement are true and correct in all material respects on and as of the date hereof after giving effect to this Amendment (except where such representations and warranties expressly relate to an earlier date in which case such representations and warranties were true and correct in all material respects as of such earlier date).

    7.        Conditions Precedent. The effectiveness of the amendments contained in Section 2 hereof is subject to Agent’s receipt of six (6) counterpart originals of this Amendment, duly executed by Borrowers, each Guarantor and each Lender in form and substance satisfactory to Agent and Lenders, on or before October 14, 2005, whereupon this Amendment shall be effective as of September 30, 2005:

    8.        Reference to Credit Agreement. Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement,” “hereunder,” or words of like import shall mean and be a reference to the Credit Agreement, as amended by this Amendment.

    9.        Breach of Amendment. This Amendment shall be part of the Credit Agreement and a breach of any representation, warranty or covenant herein shall constitute an Event of Default.

    10.        Amendment Fee; Expenses of Agent and Lenders. In consideration of Agent’s and Lenders’ willingness to enter into this Amendment, Borrowers agree to pay to Agent, for the Pro Rata benefit of Lenders, an amendment fee in the amount of $50,500 in immediately available funds on October 14, 2005, if all conditions precedent are satisfied on or prior to such date. Additionally, each Borrower agrees to pay, on demand, all reasonable costs and expenses incurred by Agent and Lenders in connection with the preparation, negotiation and execution of this Amendment and any other Credit Documents executed pursuant hereto, including, without limitation, the reasonable costs and fees of Agent’s and Lenders’ legal counsel.

    11.        Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York (without giving effect to the conflict of laws principles thereof, other than Section 5-1401 of the New York General Obligations Law). Borrowers and Guarantor each hereby waives notice of acceptance of this Amendment by Agent and the Lenders.

    12.        Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

    13.        No Novation, etc. Except as otherwise expressly provided in this Amendment, nothing herein shall be deemed to amend or modify any provision of the Credit Agreement or any of the other Credit Documents, each of which shall remain in full force and effect. This Amendment is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Credit Agreement as herein modified shall continue in full force and effect.

    14.        Counterparts; Telecopied Signatures. This Amendment may be executed in any number of counterparts and by different parties to this Amendment on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

    15.        Further Assurances. Each Borrower agrees to take such further actions as Agent shall reasonably request from time to time in connection herewith to evidence or give effect to the amendments set forth herein or any of the transactions contemplated hereby.

    16.        Section Titles. Section titles and references used in this Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto.

    17.        Release of Claims. To induce Agent and Lenders to enter into this Amendment, each Borrower hereby releases, acquits and forever discharges Agent and Lenders, and all officers, directors, agents, employees, successors and assigns of Agent and Lenders, from any and all liabilities, claims, demands, actions or causes of action of any kind or nature (if there be any), whether absolute or contingent, disputed or undisputed, at law or in equity, that are known to either Borrower as of the date of this Amendment, or that either Borrower should have reasonably known, arising under or in connection with any of the Credit Documents. Each Borrower represents and warrants to Lender that such Borrower has not transferred or assigned to any Person any claim that such Borrower ever had or claimed to have against Agent or any Lender.

    18.        Waiver of Jury Trial. To the fullest extent permitted by applicable law, the parties hereto each hereby waives the right to trial by jury in any action, suit, counterclaim or proceeding arising out of or related to this Amendment.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal and delivered by their respective duly authorized officers on the date first written above.

REMINGTON ARMS COMPANY, INC.
("Borrower")

/s/ Mark A. Little
Mark A. Little

Executive Vice President, Chief Financial
Officer and Chief Administrative Officer

RA FACTORS, INC.
("Borrower")

/s/ Mark A. Little
Mark A. Little

President and Director

[Signatures continued on next page]

WACHOVIA BANK,

NATIONAL ASSOCIATION
as Agent and Lender

/s/ Bruce Rhodes

Title: Director

BANK OF AMERICA, N.A.

as Lender

/s/ Lawrence P. Garni

Title: Senior Vice President

NATIONAL CITY BUSINESS CREDIT, INC.

(formaly known as National City Commerical
Finance, Inc.), as a Lender

/s/ Thomas Buda, Jr.

Title: Vice President

HSBC BANK USA, as Lender

/s/ Andrew Kane

Title: Vice President

MANUFACTURERS AND TRADERS

TRUST COMPANY as Lender

/s/ Louis J. Noppenberger

Title: Vice President

        [Consent and Reaffirmation by Guarantor appears on next page]

CONSENT AND REAFFIRMATION

        The undersigned guarantor of the Obligations of Borrowers at any time owing to Agent and Lenders hereby (i) acknowledges receipt of a copy of the foregoing Fifth Amendment to Credit Agreement; (ii) consents to each Borrower’s execution and delivery thereof; and (iii) affirms that nothing contained therein shall modify in any respect whatsoever its guaranty of the Obligations and reaffirms that such guaranty is and shall remain in full force and effect.

        IN WITNESS WHEREOF, the undersigned has executed this Consent and Reaffirmation as of the date of such Fifth Amendment to Credit Agreement.

RA BRANDS, L.L.C.

/s/ Mark A. Little
Mark A. Little

Vice President & Director